Exhibit 10.12

ELEVENTH AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Eleventh Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) dated as of March 4, 2009, is by and among GLOBAL ETHANOL, LLC, a Delaware limited liability company formerly known as Midwest Grain Processors, LLC (the “Borrower”), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party to the Loan Agreement in accordance with the provisions of the Loan Agreement referred to below (collectively, the “Lenders,” and individually, a “Lender”) and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as agent for the Lenders and for the Issuer, as defined in the Loan Agreement (in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to an Amended and Restated Loan and Security Agreement dated as of December 14, 2005, as amended by a First Amendment dated as of February 28, 2006, a Second Amendment dated as of March 31, 2006, a Third Amendment dated as of September 22, 2006, a Fourth Amendment dated as of October 31, 2006, a Fifth Amendment dated as of February 22, 2007, a Sixth Amendment dated as of May 25, 2007, a Seventh Amendment dated as of August 31, 2007, an Eighth Amendment dated as of November 30, 2007, a Ninth Amendment dated as of October 31, 2008, and a Tenth Amendment dated as of December 22, 2008 (as the same may be amended, modified, supplemented, renewed or restated from time to time, the “Loan Agreement”).

The Borrower has requested that the Lenders and the Agent make certain amendments to the Loan Agreement, and the Lenders and the Agent are willing to grant the Borrower’s requests subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Defined Terms. Capitalized terms used in this Amendment that are defined in the Loan Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Loan Agreement is amended by adding or amending, as the case may be, the following definitions:

“‘Interest Period’ shall mean, (A) with respect to LIBOR Rate Loans, the period of time for which the LIBOR Rate shall be in effect as to any LIBOR Rate Loan and which shall be a one, two, three or six month period of time, commencing with the borrowing date of the LIBOR Rate Loan or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided in Section 2.10(g) or as Borrower may specify in the notice of borrowing delivered pursuant to Section 2.1, provided however, that: (a) any Interest Period which would otherwise end on a day which is not a Business

Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) no Interest Period shall extend beyond the applicable Maturity Date; and (c) there shall be no more than seven (7) Interest Periods for LIBOR Rate Loans at any one time and (B) with respect to Quoted Rate Loans, the period of time for which a Quoted Rate shall be in effect for such Quoted Rate Loan, which shall not be less than thirty (30) days with respect to outstanding Advances under the Line of Credit Loan Commitment and the Revolving Term Loan Commitment and not less than one hundred eighty (180) days with respect to the Term Loan Commitment, commencing with the borrowing date of the Quoted Rate Loan or the expiration date of the immediately preceding Interest Period, as the case may be, applicable to and ending on the effective date of any rate change or rate continuation made as provided in Section 2.10(g) or as Borrower may specify in a notice of borrowing delivered pursuant to Section 2.1; provided, however, that (a) no Interest Period with respect to a Quoted Rate Loan shall extend beyond the applicable Maturity Date and (b) there shall be no more than seven (7) Interest Periods for Quoted Rate Loans at any one time.”

“‘LIBOR Rate’ shall mean, with respect to each day during each Interest Period applicable to a LIBOR Rate Advance, the one, two, three or six month LIBOR rate quoted by the Agent from Telerate Page 3750 or any successor thereto (which shall be the LIBOR rate in effect two Business Days prior to the LIBOR Rate Loan) rounded up to the nearest one sixteenth of one percent.”

2.        Financial Covenants and Ratios. Section 7.6 of the Loan Agreement is hereby amended to read as follows:

“7.6    Financial Covenants and Ratios. The Borrower shall maintain: (a) as of the end of each month, commencing March 31, 2009 through and including May 31, 2009, Working Capital of not less than $0; (b) as of the end of each month, commencing June 30, 2009 through and including September 30, 2009, Working Capital of not less than $5,000,000; (c) as of the end of each month, commencing October 31, 2009 and continuing thereafter, Working Capital of not less than $12,500,000; (d) as of the end of each month, commencing March 31, 2009 through and including May 31, 2009, Net Worth of not less than $75,000,000; (e) as of the end of each month, commencing June 30, 2009 through and including September 30, 2009, Net Worth of not less than $80,000,000; (f) as of the end of each month, commencing October 31, 2009 and continuing thereafter, Net Worth of not less than $85,000,000; and (g) as of the end of each fiscal year, commencing June 30, 2010 and continuing thereafter, a Debt Service Coverage Ratio of not less than 1.25 to 1.”

3.        Capital Investment Limitations. Section 8.7 of the Loan Agreement is hereby amended to read as follows:

“8.7    Capital Investment Limitations. The Borrower shall not incur Net Capital Expenditures, excluding the Net Capital Expenditures relating to the Iowa Project and the Michigan Project, in excess of: (a) $2,000,000 for fiscal year 2009, and (b) $1,500,000 for fiscal year 2010 and each fiscal year thereafter.”

4.        Schedules. The Loan Agreement is hereby amended by deleting Schedule B to the Loan Agreement and replacing it in its entirety with Schedule B to this Amendment.

5.        Waiver of Certain Matters. Notwithstanding anything in the Loan Agreement to the contrary, the Lenders and the Agent hereby defer until the earlier of (i) the delivery of the Borrower’s financial statements as of January 31, 2009 and February 28, 2009, or (ii) March 31, 2009, but do not waive, any exercise of the rights and remedies available to the Lenders and the Agent under the Loan Agreement as a result of any failure of the Borrower to satisfy the Working Capital and Net Worth covenants set forth and described in Section 7.6 of the Loan Agreement for the periods ending January 31, 2009 and February 28, 2009 (the “Known Existing Events of Default”). If, for each of the periods ending January 31, 2009 and February 28, 2009, the Borrower has Working Capital of not less than $0 and Net Worth of not less than $75,000,000, and no Default or Matured Default has occurred and is continuing, the Lenders and the Agent will waive the Known Existing Events of Default.

6.        Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)        the Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms;

(b)        the execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the organizational documents of the Borrower; or (iii) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; and

(c)        all of the representations and warranties contained in Article 6 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

7.        Conditions to Effectiveness of this Amendment. This Amendment shall become effective when the Agent shall have received the following:

(a)        this Amendment, duly executed by the Borrower, the Agent and the Required Lenders;

(b)        an amendment fee of 12.5 basis points (0.125%) of the total principal amount outstanding owed to the Lenders who signatories hereto, which amount shall be distributed by the Agent to such Lenders pro-rata according to their respective Commitments; and

(c)        an administrative fee of $10,000, to be paid to the Agent.

8.        Certificate of Secretary. No later than thirty calendar days after the date hereof, the Borrower shall deliver to the Agent a certificate of the Secretary or Assistant Secretary of the Borrower certifying (a) the true and proper adoption of resolutions of the Borrower’s board of directors sufficient to authorize the transactions described in this Amendment, and (b) the true and correct signatures of each of the Persons authorized to sign this Amendment and any other documents to be delivered hereunder or thereunder.

9.        References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby, and any and all references in any other Financing Agreement to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

10.        No Other Waiver. The execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any Default or any Matured Default under the Loan Agreement or breach, default or event of default under any other Financing Agreement or other document held by the Agent or any Lender, whether or not known to the Agent or any Lender and whether or not existing on the date of this Amendment.

11.        Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

12.        Costs and Expenses. The Borrower hereby reaffirms its agreement under Section 10.4 of the Loan Agreement to reimburse the Agent for all expenses and fees paid or incurred in connection with any amendments to the Loan Agreement. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Agent for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

13.        Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GLOBAL ETHANOL, LLC, as Borrower

By:	/s/ Trevor Bourne
Name: Trevor Bourne
Title: Chief Executive Officer

COBANK, ACB, as Agent and as a Lender

By:	/s/ Tokie Akrie
Name: Tokie Akrie
Title: Assistant Corporate Secretary

FARM CREDIT SERVICES OF AMERICA, FLCA, as a Lender

By:	/s/ Ron Brandt
Name: Ron Brandt
Title: Vice President

METROPOLITAN LIFE INSURANCE COMPANY, as a Lender

By:	/s/ Michael A. Wilson
Name: Michael A. Wilson
Title: Vice President

(Signature Page to Eleventh Amendment to

Amended and Restated Loan and Security Agreement)